Q1 2017 RESULTS ANNOUNCED FOR
EQT MIDSTREAM PARTNERS AND EQT GP HOLDINGS

Pittsburgh, PA (April 27, 2017) – EQT Midstream Partners, LP (NYSE: EQM) today announced first quarter 2017 results, including net income of $143.2 million, adjusted EBITDA of $168.7 million, net cash provided by operating activities of $161.4 million, and distributable cash flow of $154.8 million. EQM operating income was $145.1 million, which was 6% higher than last year. The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to their most comparable GAAP financial measure as well as important disclosures regarding projected adjusted EBITDA and projected distributable cash flow.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQGP of $61.4 million for the first quarter.

EQM Highlights:

•	Increased EQM per unit distribution by 19% compared to Q1 2016

•	Maintained a 1.5x coverage ratio for the quarter

•	Generated 92% of revenue from firm reservation fees

EQM first quarter operating revenue increased $17.6 million, 9% higher compared to the same quarter last year. The increase was primarily due to increased firm transmission capacity and higher contracted firm gathering capacity. During the quarter, 92% of operating revenue was generated by firm reservation fees. Operating expenses were up $9.6 million versus the first quarter of 2016, primarily from higher depreciation and amortization and operating and maintenance expenses from assets placed in service.

QUARTERLY DISTRIBUTION
EQM
For the first quarter of 2017, EQM will pay a quarterly cash distribution of $0.89 per unit, which will be paid on May 15, 2017 to EQM unitholders of record at the close of business on May 5, 2017. The quarterly cash distribution is 5% higher than the fourth quarter of 2016 and is 19% higher than the first quarter of 2016.

EQGP
For the first quarter of 2017, EQGP will pay a quarterly cash distribution of $0.191 per unit, which will be paid on May 24, 2017 to EQGP unitholders of record at the close of business on May 5, 2017. The quarterly cash distribution is 8% higher than the fourth quarter of 2016 and is 43% higher than the first quarter 2016 distribution. For the quarter, EQGP expects to receive $51.9 million of cash distributions from EQM and distribute $50.8 million.

GUIDANCE

Full-year 2017 - $MM
Net Income	$555 – $595
Adjusted EBITDA	$670 – $710
Distributable Cash Flow	$590 – $630

Q2 2017
Net Income	$124 – $134
Adjusted EBITDA	$150 – $160

Due to the seasonal nature of EQM's utility customer contracts, second quarter 2017 revenue from these contracts will be lower than the first quarter by approximately $14 million.

EQM forecasts 20% growth in its annual per unit distribution for 2017 and EQGP forecasts annual per unit distribution growth of approximately 40%. Beginning in 2018, EQM is targeting annual per unit distribution growth of 15% - 20% for several years. For EQGP, the corresponding annual per unit distribution growth target is 30% - 40%.

EQM is unable to provide a projection of its full-year 2017 net cash provided by operating activities, the most comparable financial measure to distributable cash flow calculated in accordance with GAAP. Please see the Non-GAAP Disclosures section of this news release.

EQM EXPANSION & ONGOING MAINTENANCE CAPITAL EXPENDITURES
Expansion
Expansion capital expenditures and capital contributions to Mountain Valley Pipeline, LLC (MVP JV), totaled $86 million in the first quarter.

$MM	Three Months Ended March 31, 2017	2017 Full-year Forecast
Gathering	$28	$200 - $230
Mountain Valley Pipeline	$20	$200
Transmission	$17	$60 - $80
Header Pipeline	$21	$40
Total	$86	$500 - $550

Ongoing Maintenance
Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $2.6 million in the first quarter. EQM continues to forecast full-year 2017 ongoing maintenance capital expenditures of approximately $35 million.

PROJECT UPDATE
Header Pipeline
On October 1, 2016, phase one of the natural gas header pipeline for Range Resources was placed into service, providing 75 MMcf per day of firm capacity. The firm capacity will increase to 600 MMcf per day upon completion of the project, which is expected in Q2 of 2017. The project is backed by a ten-year firm capacity reservation commitment.

Mountain Valley Pipeline
On March 31, 2017, the Federal Energy Regulatory Commission (FERC) issued an updated Notice of Schedule for the environmental review of the Mountain Valley Pipeline project. Based on the revised schedule, MVP JV expects to receive the Final Environmental Impact Statement on June 23, 2017. MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms and continues to target a late 2018 in-service date.

NON-GAAP DISCLOSURES
EQM Adjusted EBITDA and Distributable Cash Flow
As used in this news release, EQM adjusted EBITDA means EQM’s net income plus net interest expense, depreciation and amortization expense, preferred interest payments received post conversion, and non-cash long-term compensation expense (if applicable) less equity income and AFUDC - equity. As used in this news release, distributable cash flow means EQM adjusted EBITDA less net interest expense excluding interest income on the preferred interest, capitalized interest and AFUDC - debt, and ongoing maintenance capital expenditures net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•
EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•	the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;

•	EQM’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s results of operations and financial condition. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s quarterly report on Form 10-Q for the three months ended March 31, 2017.

EQM is unable to project net cash provided by operating activities or provide the related reconciliation of projected net cash provided by operating activities to projected distributable cash flow, the most comparable financial measure calculated in accordance with GAAP, because net cash provided by operating activities includes the impact of changes in operating assets and liabilities. Changes in operating assets and liabilities relate to the timing of EQM’s cash receipts and disbursements that may not relate to the period in which the operating activities occurred, and EQM is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. EQM is also unable to provide a reconciliation of its projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, because EQM does not provide guidance with respect to the intra-year timing of its or MVP JV’s capital spending, which impact AFUDC-debt and equity and equity earnings, among other items, that are reconciling items between adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of net income, adjusted EBITDA and distributable cash flow to allow for the variability in the timing of cash receipts and disbursements, capital spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliations of projected distributable cash flow and adjusted EBITDA to projected net cash provided by operating activities and net income are not available without unreasonable effort.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

(Thousands)	Three Months Ended March 31, 2017

Net income	$143,196
Add:
Net interest expense	7,926
Depreciation and amortization expense	20,547
Preferred Interest payments received post conversion	2,746
Non-cash long-term compensation expense	225
Less:
Equity income	(4,277)
AFUDC – equity	(1,699)
Adjusted EBITDA	$168,664
Less:
Net interest expense excluding interest income on the Preferred Interest	(9,652)
Capitalized interest and AFUDC – debt	(1,600)
Ongoing maintenance capital expenditures net of expected reimbursements	(2,608)
Distributable cash flow	$154,804

Distributions declared (1):
Limited Partner	$71,718
General Partner	32,520
Total	$104,238
Coverage Ratio	1.49x

Net cash provided by operating activities	$161,422
Adjustments:
Capitalized interest and AFUDC – debt	(1,600)
Principal payments received on Preferred Interest	1,020
Ongoing maintenance capital expenditures net of expected reimbursements	(2,608)
Other, including changes in working capital	(3,430)
Distributable cash flow	$154,804

(1)
Reflects cash distribution of $0.89 per limited partner unit for the first quarter 2017 and 80,581,758 million limited partner units outstanding as of March 31, 2017. If limited partner units are issued on or prior to May 5, 2017, the aggregate level of all distributions will be higher than reflected.

Q1 2017 Webcast Information
EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include first quarter 2017 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 90% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen to EQT’s webcast, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, and specific reference to EQM and EQGP first quarter 2017 results. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:
EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high and low pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:
EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements
The distribution amounts from EQM to EQGP are subject to change if EQM issues additional common units on or prior to the record date for the first quarter 2017 distribution.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s gathering and transmission and storage revenue and volume growth; revenue and expense projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering and transmission projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Mountain Valley Pipeline (MVP); the ultimate terms, partners and structure of the MVP joint venture; natural gas production growth in EQM’s operating areas for EQT and third parties; asset acquisitions, including EQM’s ability to complete any asset purchases and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital contributions and capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected net income, projected adjusted EBITDA and projected distributable cash flow; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; the expected cash distributions from EQT Energy Supply, LLC; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2016 as filed with the SEC and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2016 as filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED) (1)

	Three Months Ended March 31,
	2017	2016
	(Thousands, except per unit amounts)
Operating revenues (2)	$203,426	$185,786
Operating expenses:
Operating and maintenance	20,286	17,136
Selling, general and administrative	17,480	17,523
Depreciation and amortization	20,547	14,007
Total operating expenses	58,313	48,666
Operating income	145,113	137,120
Other income	6,009	7,602
Net interest expense	7,926	4,552
Income before income taxes	143,196	140,170
Income tax expense	—	3,435
Net income	$143,196	$136,735

Calculation of limited partners' interest in net income:
Net income	$143,196	$136,735
Less pre-acquisition net income allocated to parent	—	(7,670)
Less general partner interest in net income – general partner units	(2,519)	(2,355)
Less general partner interest in net income – incentive distribution rights	(30,686)	(18,832)
Limited partners' interest in net income	$109,991	$107,878

Net income per limited partner unit – basic	$1.36	$1.39
Net income per limited partner unit – diluted	$1.36	$1.39

Weighted average limited partner units outstanding – basic	80,602	77,593
Weighted average limited partner units outstanding – diluted	80,602	77,675

(1)
EQM’s consolidated financial statements for the three months ended March 31, 2016 have been retrospectively recast to include the pre-acquisition results of the Allegheny Valley Connector (AVC) and several Marcellus gathering systems (October 2016 Acquisition), which were acquired by EQM effective on October 1, 2016.

(2)	Operating revenues included affiliate revenues from EQT of $143.4 million and $135.3 million for the three months ended March 31, 2017 and 2016, respectively.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
GATHERING RESULTS OF OPERATIONS (1)

	Three Months Ended March 31,
	2017	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$94,271	$82,007
Volumetric based fee revenues:
Usage fees under firm contracts (2)	4,821	10,452
Usage fees under interruptible contracts	3,237	5,550
Total volumetric based fee revenues	8,058	16,002
Total operating revenues	102,329	98,009
Operating expenses:
Operating and maintenance	10,455	8,945
Selling, general and administrative	9,425	9,197
Depreciation and amortization	8,860	7,263
Total operating expenses	28,740	25,405
Operating income	$73,589	$72,604

OPERATIONAL DATA
Gathering volumes (BBtu per day)
Firm capacity reservation	1,728	1,424
Volumetric based services (3)	224	473
Total gathered volumes	1,952	1,897

Capital expenditures	$48,838	$73,087

(1)	EQM’s consolidated financial statements for the three months ended March 31, 2016 have been retrospectively recast to include the pre-acquisition results of the October 2016 Acquisition.

(2)	Includes fees on volumes gathered in excess of firm contracted capacity.

(3)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
TRANSMISSION RESULTS OF OPERATIONS (1)

	Three Months Ended March 31,
	2017	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$92,274	$70,109
Volumetric based fee revenues:
Usage fees under firm contracts (2)	2,857	13,429
Usage fees under interruptible contracts	5,966	4,239
Total volumetric based fee revenues	8,823	17,668
Total operating revenues	101,097	87,777
Operating expenses:
Operating and maintenance	9,831	8,191
Selling, general and administrative	8,055	8,326
Depreciation and amortization	11,687	6,744
Total operating expenses	29,573	23,261
Operating income	$71,524	$64,516

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,119	1,622
Volumetric based services (3)	31	487
Total transmission pipeline throughput	2,150	2,109

Average contracted firm transmission reservation commitments (BBtu per day)	3,743	3,005

Capital expenditures	$21,389	$60,071

(1)	EQM’s consolidated financial statements for the three months ended March 31, 2016 have been retrospectively recast to include the pre-acquisition results of the October 2016 Acquisition.

(2)	Includes commodity charges and fees on all volumes transported under firm contracts as well as transmission fees on volumes in excess of firm contracted capacity.

(3)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CAPITAL EXPENDITURE SUMMARY (1)

	Three Months Ended March 31,
	2017	2016
	(Thousands)
Expansion capital expenditures (2)	$66,645	$127,950
Maintenance capital expenditures:
Ongoing maintenance	3,582	5,033
Funded regulatory compliance	—	175
Total maintenance capital expenditures	3,582	5,208
Total capital expenditures	$70,227	$133,158

(1)	EQM’s consolidated financial statements for the three months ended March 31, 2016 have been retrospectively recast to include the pre-acquisition results of the October 2016 Acquisition.

(2)
Expansion capital expenditures do not include capital contributions made to the MVP JV. Capital contributions to the MVP JV were $19.8 million and $11.4 million for the three months ended March 31, 2017 and 2016, respectively.

EQT GP HOLDINGS, LP AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED) (1)

	Three Months Ended March 31,
	2017	2016
	(Thousands, except per unit amounts)
Operating revenues (2)	$203,426	$185,786
Operating expenses:
Operating and maintenance	20,286	17,136
Selling, general and administrative	18,692	18,480
Depreciation and amortization	20,547	14,007
Total operating expenses	59,525	49,623
Operating income	143,901	136,163
Other income	6,009	7,602
Net interest expense	7,922	4,551
Income before income taxes	141,988	139,214
Income tax expense	—	3,435
Net income	141,988	135,779
Net income attributable to noncontrolling interests	80,612	77,787
Net income attributable to EQT GP Holdings, LP	$61,376	$57,992

Calculation of limited partners' interest in net income:
Net income attributable to EQT GP Holdings, LP	$61,376	$57,992
Less pre-acquisition income allocated to parent	—	(7,670)
Limited partners' interest in net income	$61,376	$50,322

Net income per limited partner unit – basic and diluted	$0.23	$0.19
Weighted average common units outstanding – basic and diluted	266,183	266,173

(1)	EQGP’s consolidated financial statements for the three months ended March 31, 2016 have been retrospectively recast to include the pre-acquisition results of the October 2016 Acquisition.

(2)	Operating revenues included affiliate revenues from EQT of $143.4 million and $135.3 million for the three months ended March 31, 2017 and 2016, respectively.

CONTACT:
EQT Midstream Partners, LP and EQT GP Holdings, LP

Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com